Exhibit 21

SUBSIDIARIES

Listed below are the principal subsidiaries and equity investments of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company’s ownership is indicated for its equity investment. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Place of
Incorporation or
Name	Organization

Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
Kaiser Aluminium International, Inc.	Delaware
Kaiser Aluminum & Chemical Corporation, LLC	Delaware
Anglesey Aluminium Limited (49)%	United Kingdom

Principal Domestic Operations and Administrative Offices	Arizona	South Carolina
	Chandler	Greenwood
	Fabricated Products	Fabricated Products
	California	Tennessee
	Foothill Ranch	Jackson
	Corporate Headquarters	Fabricated Products
	Los Angeles (City of Commerce)	Texas
	Fabricated Products	Sherman
Fabricated Products
	Michigan	Virginia
	Detroit (Southfield)	Richmond
	Automotive Product	Fabricated Products
Development and sales
	Ohio	Washington
	Newark	Richland
	Fabricated Products	Fabricated Products
	Oklahoma	Trentwood
	Tulsa	Fabricated Products
Fabricated Products
Principal Worldwide Operations	Canada	Wales, United Kingdom
	Kaiser Aluminum & Chemical of Canada Limited (100)% Fabricated Products	Anglescy Aluminum Ltd. (49)% Primary Aluminum